Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

January 17, 2013

SFLA [Graphic Appears Here] iPath® Long Extended S&P 500® TR Index ETN Note Description The iPath® Long Extended S&P 500® TR Index ETN is designed to provide investors with leveraged return on the performance of the S&P 500® Total Return. Index Description The S&P 500® Total Return(the “Index”) is a capitalization-weighted index intended to provide an indication of the pattern of stock price movement in the U.S. equities market, covering 75% of total US equities market. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equities market. Note Details Ticker SFLA Intraday Indicative Value Ticker SFLA.IV CUSIP 06740P601 ISIN US06740P6016 Primary exchange NYSE Arca Yearly fee1 0.35% Financing Rate2 3M LIBOR + 0.60% Inception date 11/29/2010 Maturity date 11/30/2020 Issuer Barclays Bank PLC Automatic termination level $10.00 Callable ETN No Participation ticker* SFLA.PTNV * The “participation” is intended to approximate the ratio of the value of the notional exposure per ETN to the performance of the underlying Index relative to the value of each ETN, as is described in detail in the relevant prospectus. Index Details S&P 500® TR Index name Composition Equities of 500 large cap companies in U.S. Number of components 500 Bloomberg Index ticker SPTR Inception date 2/8/1988 Base value and date 10 as of 1941-1943 Index sponsor S&P Dow Jones Indices, LLC [Graphic Appears Here] Source: S&P Dow Jones Indices, LLC, as of 9/30/2012. Index composition is subject to change. 1 The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. 2 The daily financing charge is calculated on a daily basis in the following manner: On the initial valuation date, the daily financing charge for the ETNs will equal $0. On any subsequent calendar day until maturity or redemption of the ETNs, the daily financing charge per ETN for the ETNs will equal the product of (a) the financing level on the immediately preceding calendar day times (b) the financing rate divided by (c) 360. Because the daily investor fee accrues as part of the financing level and the daily financing charge is calculated on the basis of the financing level, a portion of the daily financing charge will reflect the incremental increase of the financing level attributable to the accrued daily investor fee. Page 1 of 3 [Graphic Appears Here]

SFLA [Graphic Appears Here] Annualized Performance, Standard Deviation And Correlation History† 6-month 1-Year 3-Year 5-Year 10-Year Standard Index Return % Return % Return % Return % Return % Deviation % Correlations4 Annualized Annualized Annualized Annualized Annualized3 S&P 500® TR 3.43 30.20 13.20 1.05 8.01 19.13 1.00 MSCI EAFE Index -0.70 13.75 2.12 -5.24 8.20 23.52 0.92 MSCI Emerging Markets IndexSM -1.84 16.93 5.63 -1.28 17.00 29.55 0.86 Barclays U.S. Aggregate Bond Index 3.68 5.16 6.19 6.53 5.32 3.57 0.09 Dow Jones-UBS Commodity Index Total ReturnSM 4.70 5.99 5.26 -3.03 5.20 22.06 0.60 Source: BlackRock, S&P Dow Jones Indices, LLC, MSCI, Barclays and Dow Jones Opco LLC, as of 9/30/2012. † Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. 3 Standard deviation is a measure of variability from the expected value. Standard Deviation % Annualized is based on monthly returns for 9/07-9/12, and describes how the annual returns in a given annual period are likely to differ from average annualized returns. Because the Standard Deviation % Annualized is based on historical data, it may not predict variability in annualized performance of the ETNs in the future. Source: BlackRock, Barclays 4 Correlations based on monthly returns for 9/07-9/12. Correlation is the term used to describe the statistical relationship between two or more quantities or variables. Perfectly correlated assets will have a correlation coefficient of one, while the correlation coefficient will be zero when returns on two assets are completely independent. Source: BlackRock, Barclays Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the I0912 market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not - receive any amounts owed to you under the terms of the ETNs. - SFLA iP Page 2 of 3

SFLA Top Index Holdings Component Ticker Weight % Sector APPLE INC AAPL 4.86 INFORMATION TECHNOLOGY EXXON MOBIL CORP XOM 3.28 ENERGY GENERAL ELECTRIC CO GE 1.86 INDUSTRIALS CHEVRON CORP CVX 1.78 ENERGY MICROSOFT CORP MSFT 1.74 INFORMATION TECHNOLOGY INTL BUSINESS MACHINES CORP IBM 1.73 INFORMATION TECHNOLOGY AT&T INC T 1.69 TELECOMMUNICATION SERVICES GOOGLE INC-CL A GOOG 1.55 INFORMATION TECHNOLOGY PROCTER & GAMBLE CO/THE PG 1.48 CONSUMER STAPLES JOHNSON & JOHNSON JNJ 1.47 HEALTH CARE Source: S&P Dow Jones Indices, LLC, as of 9/30/2012. Index composition is subject to change. Automatic Redemption: If specified in the applicable prospectus, Barclays Bank PLC will automatically redeem a series of ETNs (in whole only, but not in part) at the specified automatic redemption value if, on any valuation date prior to or on the final valuation date, the intraday indicative note value of the ETNs becomes less than or equal to the applicable level specified in the prospectus. Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index. Leverage Risk: Because an investment in the ETNs is leveraged, changes in the level of the underlying index will have a greater impact on the payout on the ETNs than on a payout on securities that are not so leveraged. In particular, any decrease in the level of the underlying index will result in a significantly greater decrease in the payment at maturity or upon redemption, and an investor will suffer losses on an investment in the ETNs substantially greater than an investor would if the ETNs did not contain a leverage component. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are registered trademarks of Standard & Poor’s Financial Services, LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). Standard & Poor’s®, S&P 500®, S&P® and S&P 500® Total Return are registered trademarks of S&P and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. The S&P 500® Total Return (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by Barclays Bank PLC. S&P Dow Jones Indices LLC, Dow Jones, S&P, or any of their respective subsidiaries or affiliates (collectively, “S&P Dow Jones Indices”) make no representation, condition or warranty, express or implied, to the owners of the ETNs or to any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of the index to track market performance. I0912 © 2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, - servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0625-1212 - SFLA Not FDIC Insured - No Bank Guaurantee - May Lose Value 1-877-764-7284 www.ipathetn.com Page 3 of 3 iP